Exhibit 10.4.8

EIGHTH AMENDMENT TO LEASE
(400 Corporate Pointe)

THIS EIGHTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 29th day of November, 2005, by and between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership (“Landlord”), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord, as successor-in-interest to 400 Corporate Pointe, Ltd., a California general partnership, and Tenant, as successor-in-interest to Integrated Analytics Corporation, a California corporation, are parties to that certain Standard Form Office Lease dated as of July 11,1990 (“Initial Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space located in the building located at 400 Corporate Pointe, Culver City, California 90230 (the “Building”). The Original Lease was subsequently amended by that certain First Amendment to Lease dated as of June 1, 1995 (the “First Amendment”), that certain Second Amendment to Lease dated as of December 5, 1996 (the “Second Amendment”), that certain Third Amendment to Lease dated as of March 13, 1998 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of February 29, 2000 (the “Fourth Amendment”), that certain Fifth Amendment to Leased dated June 29, 2000 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated as of August 28, 2001 (the “Sixth Amendment”), and that certain Seventh Amendment to Lease dated as of December 15, 2004 (the “Seventh Amendment”). Collectively, the Initial Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment are hereinafter referred to as the “Original Lease.”

B.            Pursuant to the Original Lease, Landlord leases to Tenant and Tenant leases from Landlord certain space in the Building containing a total of approximately 54,342 rentable (47,437 usable) square feet (the “Premises”), as such Premises are more particularly described in the Original Lease.

C.            Landlord and Tenant desire to amend the Original Lease in accordance with the terms and conditions set forth below.

D.            All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

(b)           Building Top Signage. Antioch University (“Antioch”) currently has the exclusive right to maintain one sign on the top of the exterior of one side of the Building. Provided that there does not then exist any Event of Default on the part of Tenant, then, upon the date Antioch removes its sign from the top of the exterior of the Building (such sign to be known as the “Antioch Building Top Sign”), Tenant shall have the exclusive right to place the Tenant Name on signage (the “Building Top Signage”) on the top of the exterior of one (1) side of the Building as mutually and reasonably agreed upon by Landlord and Tenant (the “Building Top Signage Rights”). If Landlord becomes entitled to cause Antioch to remove the Antioch Building Top Sign, Landlord shall use its commercially reasonable efforts to enforce Landlord’s rights and remedies to cause Antioch to remove the Antioch Building Top Sign. The Building Top Signage shall be installed by Tenant at its sole cost and expense; provided that (i) the size, location, color, quality, graphics, materials, design and style of the Building Top Signage shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, (ii) the Building Top Signage shall be subject to Tenant’s receipt of any and all required governmental approvals and permits and all applicable governmental laws, rules and regulations and any covenants, conditions and restrictions affecting the Building, and (iii) Tenant’s right to maintain the Building Top Signage shall be personal to the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease other than a Permitted Transferee) and is subject to the Original Tenant’s leasing at least 40,000 rentable square feet of space at Building. Tenant shall repair and maintain the Building Top Signage, at Tenant’s sole cost and expense. The Building Top Signage Rights shall be exclusive to Tenant; provided, however, in the event that a third party shall directly lease and occupy more rentable square feet at the Building than the number of rentable square feet then directly leased and occupied by Tenant (at the Building), then the Building Top Signage Rights shall not be exclusive to Tenant and Landlord shall have the right to also grant to such third party the right to display such third party’s name on the exterior top of the Building not subject to the Building Top Signage Rights. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant’ sole cost and expense, remove the Building Top Signage and repair any damage to the Building caused thereby. The cost to operate the Building Top Signage, if any, shall be paid for by Tenant, and Tenant shall be separately metered for such expense (the cost of separately metering any utility usage shall also be paid for by Tenant).

2.             Permitted Transfers. Notwithstanding anything to the contrary, an assignment of the Lease or sublease of the Premises by Tenant to any corporation, partnership, limited liability company or other entity which controls, is controlled by or is under common control with Tenant, or to any corporation, partnership, limited liability company or other entity resulting from the merger of or consolidation with Tenant or acquiring all or substantially all of the business or assets of Tenant (each a “Permitted Transferee”) shall not require the consent of Landlord, provided (a) Tenant notifies Landlord of any such assignment or sublease at least ten (10) days prior to its effective date and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Permitted Transferee, or (b) the net worth of the Permitted Transferee immediately after the date of transfer shall be reasonably sufficient to satisfy all of the obligations under the Lease. Landlord shall not have recapture/termination rights or the right to collect any Transfer Premium or any other payment with respect to any such assignment or sublease.

3.             Cross-Default Modification. Paragraph 12 of the Seventh Amendment is hereby modified to provide that the addition of subparagraph (iv) to Article 19(a)(iii) shall only apply if the same entity or affiliated entities own both the Building and the building at 600 Corporate Pointe.

4.             Notices. The Lease is amended to provide that Tenant’s address for notice purposes shall be:

Ms. Susan Nelson, Vice President, Director of Facilities
ITG, Inc.
44 Farnsworth Street, 9th Floor
Boston, MA 02210
Telephone:	(617) 692-6565
Facsimile:	(617) 692-6890
Email:	Snelson@ITGINC.com

ITG, Inc.
380 Madison Avenue, 4th Floor
New York, NY 10017
Attn:	General Counsel
Facsimile:	(212) 444-6345

5.             Condenser Units. Tenant shall have the right, at Tenant’s sole cost, to install, maintain, repair, replace and remove up to four (4) air conditioning condenser units on the rooftop of the Building in a location approved by Landlord, provided that (i) the number, size and type of units, the method of installation of the unit(s) and any plans and specifications relating thereto shall be subject to Landlord’s approval (not to be unreasonably withheld, delayed or conditioned), (ii) Tenant shall be responsible to pay Landlord a reasonable fee for any review or supervision relating to the condenser unit(s) and/or its installation by Landlord’s engineers or other consultants (or, if necessary, by any third party engineers or consultants engaged by Landlord), (iii) any access to and any work performed by Tenant on the rooftop shall be subject to Landlord’s rules and regulations, which shall include providing Landlord with reasonable prior notice of any such access and the opportunity to have one of its representatives available to accompany Tenant’s personnel in connection with such work or access, and (iv) upon Landlord’s request, Tenant shall be responsible for removing said unit(s) and repairing any damage resulting therefrom upon the expiration or earlier termination of the Lease. Tenant shall not be obligated to pay rent for said condenser units or any other direct charge (other than the fee described in the previous sentence) for its rights under this Paragraph 5.

6.             Estoppel. Tenant warrants, represents and certifies to Landlord that, as of the date of this Amendment: (a) to Tenant’s actual knowledge, Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same becomes due. Landlord warrants, represents and certifies to Tenant that, to the best of Landlord’s actual knowledge, as of the date of this Amendment: (x) Tenant is not in default under the Lease; and (b) Landlord does not have any claims for amounts due (other than current monthly rent amounts, which are not delinquent as of the date hereof) or defenses to performance of its obligations under the Lease as and when the same becomes due.

7.             Attorney’s Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys fees incurred to enforce a judgment shall be severable from all other provisions of this Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.

8.             Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Amendment other than CB Richard Ellis, Inc. If Tenant has dealt with any other broker or person with respect to this Amendment, Tenant shall be solely responsible for the payment of any fees due said other person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

9.             Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect. Tenant ratifies the Original Lease, as amended hereby.

10.           Facsimile; Counterparts. Signatures by facsimile on this Amendment shall have the same force and effect as original ink signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

ARDEN REALTY FINANCE PARTNERSHIP, L.P. a California limited partnership			INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation

By:	ARDEN REALTY FINANCE, INC.,
	a California corporation		By:	/s/ David C. Meitz
	Its: Sole General Partner		Name:	David C. Meitz
			Title:	Managing Director ITG, INC

	By:	/s/ Robert C. Peddicord
	Its:	Robert C. Peddicord
		Executive Vice President Operations and Leasing	/s/ Stuart Sperling
SK:P Sperling
CEO, ITG, SSI